SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

First Indiana Corporation
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1692825 (I.R.S. Employer Identification No.)

135 North Pennsylvania Street, Suite 2800 Indianapolis, Indiana (Address of principal executive offices)	46204 (Zip Code)

First Indiana Corporation Stock Incentive Plan
(Full title of the plans)

William J. Brunner
Vice President, Chief Financial Officer and Treasurer
First Indiana Corporation
135 North Pennsylvania Street, Suite 2800
Indianapolis, Indiana 46204
(Name and address of agent for service)

(317) 269-1200
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $.01 per share	1,762,730	$ 19.49	$ 34,355,608	$4,352.86
Common Stock, par value $.01 per share (3)	862,270			—
Total	2,625,000			$4,352.86

(1)	Any additional shares to be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement shall be covered by this registration statement as provided in Rule 416.
(2)	Determined pursuant to Rule 457(c) and (h) using actual grant price or average of reported high and low prices on September 27, 2004.
(3)	These shares represent shares available for issuance but not subject to outstanding awards under various prior option and incentive plans (the “Prior Plans”), which are available for grant under the current Plan only when and to the extent they cease to be subject to issuance under the Prior Plans. The issuance and sale of these shares (plus additional shares issuable as a result of stock splits) were previously registered on Form S-8 under file nos. 33-64851 and 333-39926 (the “Prior Registration Statements”), as to which filing fees were paid for these shares of approximately $2,716 and $1,014. Pursuant to General Instruction E, the Prior Registration Statements are incorporated by reference herein to the extent of such shares carried over to the current Plan, and no additional fee is paid hereunder with respect to such shares.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The following documents, all of which are on file with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference in this registration statement:

(a)	The Annual Report on Form 10-K for First Indiana Corporation (file no. 0-14354) for the year ended December 31, 2003;

(b)	The Quarterly Reports on Form 10-Q for First Indiana Corporation (file no. 0-14354) for the quarters ended March 31, 2004 and June 30, 2004;

(c)	The Current Reports on Form 8-K for First Indiana Corporation (file no. 0-14354) filed January 9, 2004; January 21, 2004; April 5, 2004; April 20, 2004; April 27, 2004; May 21, 2004; July 1, 2004; July 27, 2004; September 16, 2004; and September 20, 2004.

(d)	The description of the Common Stock of First Indiana Corporation contained in the First Indiana Corporation Registration Statement on Form S-4, File No. 333-39926, as amended.

        All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such reports and documents.

        For purposes of this Registration Statement, any statement contained in a report, document or appendix incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any subsequently filed report, document or appendix which also is or is deemed incorporated by reference modifies or supersedes such statement in such report, document or appendix. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

        Upon the written or oral request of any person to whom this Registration Statement has been delivered, the Company will provide without charge to such person a copy of any and all of the information (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such information) that has been incorporated by reference into this Registration Statement but not delivered herewith. Requests should be directed to Investor Relations Department, First Indiana Corporation, 135 North Pennsylvania Street, Indianapolis, Indiana 46204, (317) 269-1614.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Certain legal matters with respect to the Class A Common Stock offered hereby will be passed on for First Indiana Corporation by Bose McKinney & Evans LLP, Indianapolis, Indiana. David A. Butcher, a partner in Bose McKinney & Evans LLP, is the corporate secretary of First Indiana Corporation.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        First Indiana Corporation is an Indiana corporation. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The First Indiana Corporation Articles of Incorporation do not contain any provision prohibiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual `s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The First Indiana Corporation bylaws contain a provision substantially identical to this IBCL provision. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        First Indiana Corporation has in effect a policy of liability insurance covering its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

5	Opinion and consent of Bose McKinney & Evans LLP regarding the legality of the securities being registered.
23.1	Consent of KPMG LLP.
23.2	Consent of Bose McKinney & Evans LLP (included in Exhibit 5).
24	Powers of Attorney.

ITEM 9. UNDERTAKINGS.

A.	The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of 17 C.F.R.) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 to Regulation S-X at the start of any delayed offering or throughout a continuous offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Indianapolis, Indiana, on October 1, 2004.

FIRST INDIANA CORPORATION

By:	/s/ William J. Brunner William J. Brunner Vice President, Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on October 1, 2004, by the following persons in the capacities indicated.

	SIGNATURE	TITLE

Marni McKinney*
	Marni McKinney	Director, Vice Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ William J. Brunner
	William J. Brunner	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)

Robert H. McKinney*
	Robert H. McKinney	Director and Chairman of the Board

Robert H. Warrington*
	Robert H. Warrington	Director and President

Gerald L. Bepko*
	Gerald L. Bepko	Director

	Anat Bird	Director

Pedro P. Granadillo*
	Pedro P. Granadillo	Director

	William G. Mays	Director

Phyllis W. Minott*
	Phyllis W. Minott	Director

	Michael L. Smith	Director

* By:	/s/ William J. Brunner

William J. Brunner Attorney-in-Fact